AQUASOL ENVIROTECH LTD.

                             2005 STOCK OPTION PLAN


1.    PURPOSE

      The purpose of this stock option plan (the "Plan") is to authorize the grant to service providers for Aquasol Envirotech Ltd. (the "Corporation") of options to purchase common shares ("shares") of the Corporation's capital and thus benefit the Corporation by enabling it to attract, retain and motivate service providers by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.    ADMINISTRATION

      The Plan shall be administered by a committee established for such purpose by the board of directors of the Corporation (the "Committee"), or in the event the board of directors does not establish the Committee, by the board of directors of the Corporation. Subject to approval of the granting of options by the Committee or the board of directors, as applicable, the Corporation shall grant options under the Plan.

3.    SHARES SUBJECT TO PLAN

      Subject to adjustment under the provisions of paragraph 12 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Plan will not exceed 207,400 shares (including outstanding options granted by the Corporation prior to the adoption of the Plan). The total number of shares which may be reserved for issuance to any one individual under the Plan, together with all other outstanding stock options granted to such individual, shall not exceed 5% of the outstanding issue. The Corporation shall not, upon the exercise of any option, be required to issue or deliver any shares prior to (a) the admission of such shares to listing on any stock exchange on which the Corporation's shares may then be listed, and (b) the completion of such registration or other qualification of such shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable. If any shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation shall be returned to the optionee.

4.    LIMITS WITH RESPECT TO INSIDERS

      (a) The maximum number of shares which may be reserved for issuance to insiders under the Plan, any other employer stock option plans or options for services, shall be 10% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

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      (b)   The maximum number of shares which may be issued to insiders under the Plan, together with any other previously established or proposed share compensation arrangements, within any one year period shall be 20% of the outstanding issue. The maximum number of shares which may be issued to any one insider and his or her associates under the Plan, together with any other previously established or proposed share compensation arrangements, within a one year period shall be 10% of the shares outstanding at the time of the grant (on a non-diluted basis).

      (c) Any entitlement to acquire shares granted pursuant to the Plan, any other employer stock option plans, options for services or any other share compensation agreement, prior to the optionee becoming an insider, shall be excluded for the purposes of the limits set out in paragraphs (a) and (b) above.

5.    ELIGIBILITY

      Options shall be granted only to service providers for the Corporation, or to personal holding companies controlled by a service provider, or to a registered retirement savings plan established by a service provider. The term "service provider for the Corporation" means (a) any employee or insider of the Corporation or any of its subsidiaries, and (b) any other person or company engaged to provide ongoing management or consulting services for the Corporation or any entity controlled by the Corporation. The terms "insider", "controlled" and "subsidiary" shall have the meanings ascribed thereto in the Securities Act (British Columbia) and the Cayman Islands, B.W.I. from time to time. Subject to the foregoing, the Committee or the board of directors, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

6.    PRICE

      The purchase price (the "Price") for the shares of the Corporation under each option shall be determined by the Committee or the board of directors on the basis of the market price at the time of granting of each option, where "market price" shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or any other market on which the shares are quoted, and where there is no such closing price, "market price" shall mean the average of the most recent bid and ask of the shares of the Corporation on any stock exchange or market on which the shares are listed or quoted. In no event shall the Price be less than the market price on The Toronto Stock Exchange, if the shares of the Corporation are then listed on such exchange.

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7.    PERIOD OF OPTION AND RIGHTS TO EXERCISE

      Subject to the provisions of this paragraph 7 and paragraphs 8, 9, 10 and 11 below, options will be exercisable in whole or in part, and from time to time, during the currency thereof. Options shall not be granted for a term exceeding ten years. The shares to be purchased upon each exercise of an option (the "optioned shares") shall be paid for in full at the time of such exercise. Except as provided in paragraphs 9, 10 and 11 below, no option which is held by a service provider may be exercised unless the optionee is then a service provider for the Corporation.

8.    VESTING RESTRICTIONS

      Options may, at the discretion of the Committee or the board of directors, as applicable, provide that the number of shares which may be acquired pursuant to the option shall not exceed a specified number or percentage each year during the term of the option (a "Vesting Restriction"). Provided, however, that notwithstanding any Vesting Restriction specified in respect of any particular option, options shall become fully vested, and each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares, upon the occurrence of an Acceleration Event. For these purposes, an Acceleration Event means:

      (a) the acquisition by any "offeror" as defined in Securities Act (British Columbia) and in the jurisdiction of the Cayman Islands, B.W.I. of beneficial ownership of more than 50% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise; and

      (b) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

      (c) any sale, lease exchange or other transfer (in one transaction or a series or related transaction) of all or substantially all of the assets of the Corporation;

      (d) the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Company.

9.    CESSATION OF PROVISION OF SERVICES

      If any optionee who is a service provider shall cease to be a service provider for the Corporation for any reason (except as otherwise provided in paragraph 10) the optionee may, but only within the period of between thirty (30) days and one (1) year next succeeding such cessation (the exact period of time being established by the Committee or the board of directors, at their discretion, in the case of each particular option) and in no event after the expiry date of the optionee's option, exercise the optionee's option.

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10.   DEATH OF OPTIONEE

      In the event of the death of an optionee during the currency of the optionee's option, the option theretofore granted to the optionee shall be exercisable within, but only within, the period of one year next succeeding the optionee's death, and in no event after the expiry date of the option. Before expiry of an option under this paragraph 10, the Corporation shall notify the optionee's representative in writing of such expiry.

11.   EXTENSION OF OPTION

      In addition to the provisions of paragraphs 9 and 10, the Committee or the board of directors may extend the period of time within which an option held by a deceased optionee may be exercised or within which an option may be exercised by an optionee who has ceased to be a service provider for the Corporation, but such an extension shall not be granted beyond the original expiry date of the option. Any extensions of options granted under this Plan are subject to applicable regulatory approval.

12.   NON-TRANSFERABILITY OF OPTION

      No option granted under the Plan shall be transferable or assignable by an optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during an optionee's lifetime, only by the optionee.

13.   ADJUSTMENTS IN SHARES SUBJECT TO PLAN

      The aggregate number and kind of shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. The options granted under the Plan may contain such provisions as the Committee or the board of directors may determine with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price in the event of any such change.

14.   AMENDMENT AND TERMINATION OF THE PLAN

      The board of directors may at any time amend or terminate the Plan, but where amended, such amendment is subject to regulatory approval.

15.   EFFECTIVE DATE OF THE PLAN

      The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

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16.   EVIDENCE OF OPTIONS

      Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

17.   EXERCISE OF OPTION

      Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the shares then being purchased.

      Upon receipt of a certificate of an authorized officer directing the issue of shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the optioned shares in the name of such optionee or the optionee's legal personal representative or as may be directed in writing by the optionee's legal personal representative.

      The Corporation shall not provide any financial assistance, directly or indirectly, to any optionee in connection with a grant.

18.   NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

      If at any time when an option granted under this Plan remains unexercised with respect to any optioned shares, (a) the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event, or (b) a third party makes a formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event, the Corporation shall use its best efforts to bring such offer or proposal to the attention of the optionee as soon as practicable and (i) the option granted under this Plan may be exercised, as to all or any of the optioned shares in respect of which such option has not previously been exercised, by the optionee at any time up to and including, (but not after) a date thirty (30) days following the date of the completion of such Acceleration Event or prior to the close of business on the expiry date of the option, whichever is the earlier; and (ii) the Corporation may require the acceleration of the time for the exercise of the said option and of the time for the fulfilment of any conditions or restrictions on such exercise.

19.   RIGHTS PRIOR TO EXERCISE

      An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

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20.   GOVERNING LAW

      This Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and in the jurisdiction of the Cayman Islands, B.W.I. and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

21.   EXPIRY OF OPTION

      On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares in respect of which the option has not been exercised.

The foregoing stock option plan and the amendments thereto were adopted by the directors of the Corporation on July 1, 2005.


DATED at Vancouver, British Columbia this 2nd day of April, 2005.


AQUASOL ENVIROTECH LTD.


Per:     "Yenyou (Jeff) Zheng"
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         Yenyou (Jeff) Zheng





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